DSI REALTY INCOME FUND VIII
                     (A California Real Estate Limited Partnership)


BALANCE SHEETS(UNAUDITED)
MARCH 31, 1998 AND DECEMBER 31, 1997

                                          March 31,      December 31,
                                            1998             1997
ASSETS

CASH AND CASH EQUIVALENTS                $  396,696       $  399,704
PROPERTY                                  3,269,896        3,387,178

INVESTMENT IN REAL ESTATE
  JOINT VENTURE                             305,738          313,650

OTHER ASSETS                                 31,629           31,604

TOTAL                                    $4,003,959       $4,132,136

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  607,683       $  612,450


PARTNERS' EQUITY:
     General Partners                       (73,818)         (72,584)
     Limited Partners                     3,470,094        3,592,270

  Total partners' equity                  3,396,276        3,519,686

TOTAL                                    $4,003,959       $4,132,136

See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                         March 31,        March 31,
                                           1998             1997
REVENUES:
Rental Income                            $  447,309       $  417,855
Interest                                      1,836            1,783
     Total revenues                         449,145          419,638

EXPENSES:

Operating Expenses                          254,454           257,103
General and administrative                   70,162            64,130
     Total expenses                         324,616           321,233

INCOME BEFORE EQUITY IN INCOME
   OF REAL ESTATE JOINT VENTURE             124,528            98,405
   EQUITY IN INCOME OF REAL ESTATE           24,789            20,046

NET INCOME                               $  149,317        $  118,451


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  147,824        $  117,266
    General partners                          1,493             1,185

TOTAL                                    $  149,317        $  118,451

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     6.16        $     4.89


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              24,000            24,000

See accompanying notes to financial statements(unaudited).


STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1996         ($  67,560)     $4,089,606   $4,022,046

NET INCOME                               1,185         117,266      118,451
DISTRIBUTIONS                           (2,727)       (270,000)    (272,727)

EQUITY AT MARCH 31, 1997              ($69,102)     $3,936,872   $3,867,770

EQUITY AT DECEMBER 31, 1997           ($72,584)     $3,592,270   $3,519,686

NET INCOME                               1,493         147,824      149,317
DISTRIBUTIONS                           (2,727)       (270,000)    (272,727)

EQUITY AT MARCH 31, 1998              ($73,818)     $3,470,094   $3,396,276


See accompanying notes to consolidated financial statements(unaudited).

STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                      March 31,         March 31,
                                        1998              1997

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 149,317        $118,451

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        117,283         117,283
     Distributions in excess
      	of earnings in
       real estate joint venture           7,911          10,852

     Changes in assets and
      	liabilities:

     Increase in other assets                (25)        (27,240)
    (Decrease)Increase in liabilities     (4,767)         34,267

Net cash provided by
  operating activities                    269,719        253,613


CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (272,727)       (272,727)

NET DECREASE IN CASH AND
   CASH EQUIVALENTS                       (3,008)        (19,114)

CASH AND CASH EQUIVALENTS:

     At beginning of period              399,704         389,413
     At end of period                  $ 396,696        $370,299


See accompanying notes to financial statements(unaudited).


DSI REALTY INCOME FUND VIII
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund VIII (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 24,000 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership
Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of March 31, 1998, and for the periods ended March 31, 1998, and 1997 is unaudited. Such financial information includes all adjustments considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Stockton, Pittsburg, El Centro, Lompoc and Huntington Beach, California. The total cost of property and accumulated depreciation at March 31, 1998, is as follows:

        Land                                 $  2,305,310
        Buildings and improvements              7,071,497
        Equipment                                  22,831
        Total                                   9,399,638
        Less: Accumulated Depreciation        ( 6,129,742)
        Property - Net                       $  3,269,896


3.   INVESTMENT IN REAL ESTATE JOINT VENTURE

The Partnership is involved in a joint venture with DSI Realty Income
Fund IX through which the Partnership has a 30% interest in a mini-storage facility in Aurora, Colorado. Under the terms of the joint venture agreement, the Partnership is entitled to 30% of the profits and losses of venture and owns 30% of the mini-storage facility as a tenant in common with DSI Realty Income Fund IX, which has the remaining 70% interest in the venture. Summarized income statement information for the three months ended March 31, 1998, and 1997 is as follows:

                                   1998                    1997
     Revenue                     $166,906                $156,705
     Operating Expenses            84,280                  89,885
     Net Income                  $ 82,626                $ 66,820


The Partnership accounts for its investment in the real estate joint venture under the equity method of accounting.

4.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.